Exhibit 99.1
STONE ENERGY CORPORATION
Announces Fourth Quarter and Year-End 2009 Results
LAFAYETTE, LA. February 23, 2010
     Stone Energy Corporation (NYSE: SGY) today announced a fourth quarter net loss of $64.1 million and a full year 2009 net loss of $211.7 million. The reported net loss for the fourth quarter 2009 included a pre-tax non-cash charge of $165.1 million ($107.3 million after tax) recognized due to a non-cash full cost ceiling test write-down tied to oil and gas prices of $58.95 per barrel of oil and $3.49 per Mcf of gas. The full year 2009 results also included a pre-tax non-cash charge of $340.1 million ($221.1 million after tax) recognized in the first quarter due to a non-cash full cost ceiling test write-down and a $9.4 million pre-tax inventory impairment charge ($6.1 million after tax). The full year 2009 net loss of $211.7 million on oil and gas revenue of $711.3 million compared to a 2008 net loss of $1.1 billion on revenue of $797.7 million. For the fourth quarter of 2009, the net loss of $64.1 million on oil and gas revenue of $199.3 million compared to a net loss of $1.3 billion on revenue of $164.2 million for the fourth quarter of 2008. The reported net loss for both the fourth quarter and year-end 2008 included a pre-tax non-cash charge of $1.3 billion (approximately $850 million after-tax) recognized due to a non-cash full cost ceiling test write-down and a $466 million (no tax effect) non-cash impairment of goodwill.
     Discretionary cash flow for 2009 totaled $464.8 million compared to $577.4 million during 2008. The reduction in discretionary cash flow from 2008 to 2009 is primarily due to the significant decrease in oil and gas prices. For the fourth quarter of 2009, discretionary cash flow totaled $125.7 million compared to $82.8 million during fourth quarter of 2008. Please see “Non-GAAP Financial Measure” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.
     Net daily production volumes for 2009 averaged approximately 215 million cubic feet of gas equivalent (MMcfe), or 23% higher than the 175 MMcfe average per day produced during 2008. The production in 2009 was positively impacted by a full year contribution from the acquired Bois d’Arc properties and the return of hurricane related shut-ins during the year, while 2008 was negatively impacted by shut-ins associated with Hurricanes Gustav and Ike. Net daily production volumes during the fourth quarter of 2009 averaged 220 MMcfe, versus the comparable average net daily production of 189 MMcfe produced during the fourth quarter of 2008.
     Prices realized during the year ended December 31, 2009 averaged $70.72 per barrel (Bbl) of oil and $6.59 per thousand cubic feet (Mcf) of natural gas representing a 27% decrease on a Mcfe basis compared to $93.79 per Bbl of oil and $9.78 per Mcf of natural gas realized during the year ended December 31, 2008. Prices realized during the fourth quarter of 2009 averaged $77.01 per Bbl of oil and $7.08 per Mcf of natural gas, which represents a 4% increase on a Mcfe basis from fourth quarter 2008 average realized prices of $63.92 per Bbl of oil and $8.51 per Mcf of natural gas. All unit pricing amounts include the cash settlement of effective hedging contracts.
     During the fourth quarter and full year 2009, effective hedging transactions increased the average price received for natural gas by $2.50 and $2.45 per Mcf, respectively. Realized oil prices during the fourth quarter and full year 2009 were increased due to hedging by $3.09 and $9.95 per Bbl, respectively. Hedging transactions in the fourth quarter of 2009 added $31.1 million to oil and gas revenues, which included $35.1 million ($22.8 million after-tax) from the accounting recognition of the hedges that were unwound in March 2009. Hedging transactions increased realized gas prices during the fourth quarter and full year 2008 by $1.55 and $0.44 per Mcf, respectively. Realized oil prices during the fourth quarter 2008 were increased due to hedging by $5.92 per Bbl, while realized oil prices during the full year were reduced by $7.01 per Bbl as a result of hedging.

     Lease operating expenses, including major maintenance costs, incurred during 2009 totaled $156.8 million, which included $21.7 million in hurricane related expenses, net of hurricane related insurance reimbursements and accruals of $12.5 million, compared to $171.1 million incurred during 2008, which included $29.5 million in net expenses relating to Hurricanes Gustav and Ike. For the three months ended December 31, 2009 and 2008, lease operating expenses were $29.4 million and $65.8 million, respectively. In the fourth quarter of 2008, lease operating expenses included $22.2 million in net expenses relating to Hurricanes Gustav and Ike.
     Depreciation, depletion and amortization (DD&A) expense on oil and gas properties totaled $253.8 million during 2009, compared to $284.7 million during 2008. DD&A expense on oil and gas properties for the three months ended December 31, 2009 totaled $71.9 million, compared to $100.7 million during the comparable period of 2008.
     Salaries, general and administrative (SG&A) expenses totaled $41.4 million during 2009 (exclusive of incentive compensation of $6.4 million), compared to $43.5 million during 2008 (exclusive of incentive compensation of $2.3 million). SG&A expenses (exclusive of incentive compensation) for the three months ended December 31, 2009 totaled $10.3 million, compared to $11.5 million during the comparable quarter of 2008.
     We had $175 million in borrowings outstanding at December 31, 2009 under our bank credit facility. In addition, we had letters of credit totaling $63.1 million, resulting in $186.9 million available for borrowing at December 31, 2009 based on the borrowing base of $425 million. In January 2010, we completed an offering of $275 million of Senior Notes due 2017 which caused our borrowing base to be automatically reduced to $395 million. The majority of the net proceeds of approximately $265 million were used to retire our $200 million Senior Subordinated Notes due 2011. We also reduced our outstanding bank borrowings to $125 million. Our current availability stands at $206.9 million. The borrowing base is re-determined semi-annually based on the bank group’s evaluation of our proved oil and gas reserves. Our next redetermination is scheduled to be completed by May 2010.
     Interest expense was $6.2 million and $21.4 million in the fourth quarter and full year 2009, respectively, compared to $2.7 million and $13.2 million in the fourth quarter and full year of 2008. Interest income totaled $0.1 million and $0.5 million, respectively, for the fourth quarter and full year 2009, compared to $0.6 million and $11.3 million for the fourth quarter and full year 2008.
     Capital expenditures on oil and gas properties for 2009 were $275.9 million, which included $66.8 million in normal and hurricane abandonment expenditures. Capitalized salaries, general and administrative (SG&A) was $18.7 million and capitalized interest totaled $25.6 million for 2009. Capitalized SG&A and capitalized interest were $5.2 and $6.2 million, respectively, for the fourth quarter of 2009. This compares to additions to oil and gas properties during 2008 of $452.7 million, which included $49.2 million in normal and hurricane abandonment expenditures. In 2008, capitalized SG&A was $19.4 million and capitalized interest was $26.4 million.
Estimated Proved Reserves
     Stone’s estimated year-end 2009 proved reserves totaled 411 Bcfe (billion cubic feet of natural gas equivalent), as compared with 519 Bcfe at year-end 2008. The changes from 2008 year-end estimated proved reserves to 2009 year-end estimated proved reserves included divestments of 3 Bcfe, production of 78 Bcfe, drilling additions/extensions of 15 Bcfe, upward revisions of 7 Bcfe before price revisions, and downward price revisions of 49 Bcfe.
     The 411 Bcfe of estimated proved reserves included proved developed reserves of 319 Bcfe and proved undeveloped reserves of 92 Bcfe, and the split between natural gas and oil reserves was 53% and 47%, respectively. In addition, Stone had 144 Bcfe of estimated probable reserves and 113 Bcfe of estimated possible reserves at year-end 2009. All of Stone’s 2009 year-end estimated proved, probable and possible reserves were independently engineered by Netherland Sewell & Associates.

     The 2009 reserves were determined in accordance with the new Securities and Exchange Commission (“SEC”) oil and gas reporting rules applicable for year-end 2009 reporting, which require that year-end estimated proved reserve volumes be calculated using a 12-month average of the realized price for sales of oil and natural gas on the first calendar day of each month during 2009. On this basis, the prices for oil and gas for 2009 reserve reporting purposes for Stone were $58.95 per barrel of oil and $3.49 per Mcf of gas. Using year-end 2009 pricing, as would have been required under the previous SEC reporting rules, Stone’s internal estimates are that proved reserves at year-end 2009 would have been 464 Bcfe using oil and natural gas prices at year-end 2009 of $77.70 per barrel and $5.71 per Mcf, respectively.
2010 Guidance
     Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes, and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rate will be as estimated.
     Capital Expenditure Budget. The 2010 capital expenditure budget is $400 million which includes abandonment expenditures, but excludes material acquisitions and capitalize SG&A and interest. Stone expects to spend approximately 25% of the capital expenditure budget on Appalachian drilling and acreage acquisition; approximately 25% is planned for Gulf of Mexico (GOM) shelf exploitation and approximately 15% is for GOM workover/recompletion projects; approximately 15% is scheduled for GOM deep water and deep shelf expenditures; and the remaining budget is for facilities, abandonment projects, and miscellaneous exploration projects.
     Production. For the first quarter of 2010, Stone expects net daily production to average between 205 – 215 MMcfe. Stone expects full year 2010 average daily production to be in the range of 205 – 225 MMcfe per day.
     Lease Operating Expenses. Stone expects lease operating costs, excluding production taxes, to range between $165-$185 million for 2010 based upon current operating conditions and budgeted maintenance activities.
     Depreciation, Depletion & Amortization. Stone expects its DD&A rate to range between $3.00 – $3.30 per Mcfe during 2010.
     Salaries, General & Administrative Expenses. Stone expects its SG&A expenses, excluding incentive compensation expense and net of capitalized SG&A, to range between $41 – $45 million during 2010.
     Corporate Tax Rate. For 2010, Stone expects its corporate tax rate to range between 35% – 37%.

Hedge Position
     The following table illustrates Stone’s derivative positions for calendar years 2010 and 2011:

	Fixed-Price Swaps
	Natural Gas		Oil
	Daily		Daily
	Volume	Swap	Volume	Swap
	(MMBtus/d)	Price	(Bbls/d)	Price

2010	20,000	$6.97	2,000	$63.00
2010	20,000	6.50	1,000	64.05
2010	10,000	6.50	1,000	60.20
2010			1,000	75.00
2010			1,000	75.25
2010			4,000 *	73.65
2010			2,000 **	80.10

2011	10,000	6.83	1,000	70.05
2011			1,000	78.20
2011			1,000	83.00
2011			1,000	83.05

*	January — March

**	April — December
Other Information
     Stone Energy has planned a conference call for 10:00 a.m. Central Time on Wednesday, February 24, 2010 to discuss the operational and financial results for the fourth quarter of 2009. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s website. The replay will be available for one month.
     In addition, Stone announced that it will hold its 2010 Annual Meeting of Stockholders on Friday, May 21, 2010, at 10:00 a.m. Central Time, at the Windsor Court Hotel, 300 Gravier Street, New Orleans, Louisiana. The Company proposes to elect ten directors to serve until the Annual Meeting of Stockholders in the year 2011, to ratify the selection of Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending December 31, 2010, and to transact such other business as may properly come before the meeting. The close of business on March 25, 2010 has been fixed as the record date for determination of stockholders entitled to receive notification of and to vote at the Annual Meeting.
Non-GAAP Financial Measures
     In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Please see the “Reconciliation of Non-GAAP Financial Measure” for a reconciliation of discretionary cash flow to cash flow provided by operating activities.

Forward Looking Statement
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.
     Factors affecting ultimate recovery of our reserves include oil and gas pricing, the scope of our ongoing drilling program, which will be directly affected by the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals and other factors; and actual drilling results, including geological and mechanical factors affecting recovery rates. Investors are urged to consider closely the disclosure in our Forms 10-K and 10-Q, available free of charge on our internet site (http://www.stoneenergy.com). You can also obtain this form from the SEC on the SEC’s internet site (http://www.sec.gov) or by calling 1-800-SEC-0330.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.

STONE ENERGY CORPORATION
SUMMARY STATISTICS
(In thousands, except per share/unit amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
FINANCIAL RESULTS
Net income (loss)	($64,063)	($1,316,405)	($211,708)	($1,137,231)
Net income (loss) per share	($1.35)	($33.40)	($4.82)	($35.58)

PRODUCTION QUANTITIES
Oil (MBbls)	1,628	1,268	6,207	4,916
Gas (MMcf)	10,436	9,778	41,335	34,409
Oil and gas (MMcfe)	20,204	17,386	78,577	63,903

AVERAGE DAILY PRODUCTION
Oil (MBbls)	18	14	17	13
Gas (MMcf)	113	106	113	94
Oil and gas (MMcfe)	220	189	215	175

REVENUE DATA (1)
Oil revenue	$125,379	$81,048	$438,942	$461,050
Gas revenue	73,881	83,162	272,353	336,665

Total oil and gas revenue	$199,260	$164,210	$711,295	$797,715

AVERAGE PRICES (1)
Oil (per Bbl)	$77.01	$63.92	$70.72	$93.79
Gas (per Mcf)	7.08	8.51	6.59	9.78
Per Mcfe	9.86	9.44	9.05	12.48

COST DATA
Lease operating expenses	$29,374	$65,805	$156,786	$171,107
Salaries, general and administrative expenses	10,294	11,489	41,367	43,504
DD&A expense on oil and gas properties	71,859	100,747	253,790	284,672

AVERAGE COSTS (per Mcfe)
Lease operating expenses	$1.45	$3.78	$2.00	$2.68
Salaries, general and administrative expenses	0.51	0.66	0.53	0.68
DD&A expense on oil and gas properties	3.56	5.79	3.23	4.45

AVERAGE SHARES OUTSTANDING — Diluted	47,888	39,419	43,953	31,961

(1)	Includes the cash settlement of effective hedging contracts.

STONE ENERGY CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Operating revenue:
Oil production	$125,379	$81,048	$438,942	$461,050
Gas production	73,881	83,162	272,353	336,665
Derivative income, net	—	1,894	3,061	3,327

Total operating revenue	199,260	166,104	714,356	801,042

Operating expenses:
Lease operating expenses	29,374	65,805	156,786	171,107
Other operational expense	—	—	2,400	—
Production taxes	1,954	1,762	7,920	7,990
Depreciation, depletion and amortization	73,317	102,204	259,639	288,384
Write-down of oil and gas properties	165,057	1,290,544	505,140	1,309,403
Goodwill impairment	—	465,985	—	465,985
Accretion expense	8,132	5,025	33,016	17,392
Salaries, general and administrative expenses	10,294	11,489	41,367	43,504
Incentive compensation expense	3,053	132	6,402	2,315
Derivative expenses, net	44	—	—	—
Impairment of inventory	944	—	9,398	—

Total operating expenses	292,169	1,942,946	1,022,068	2,306,080

Income (loss) from operations	(92,909)	(1,776,842)	(307,712)	(1,505,038)

Other (income) expenses:
Interest expense	6,237	2,715	21,361	13,243
Interest income	(91)	(649)	(528)	(11,250)
Other income, net	(1,092)	(2,025)	(3,854)	(5,800)

Total other (income) expenses	5,054	41	16,979	(3,807)

Income (loss) before taxes	(97,963)	(1,776,883)	(324,691)	(1,501,231)

Provision (benefit) for income taxes:
Current	28,738	5,603	30,376	6,998
Deferred	(62,638)	(466,004)	(143,386)	(370,921)

Total income taxes (benefit)	(33,900)	(460,401)	(113,010)	(363,923)

Net income (loss)	($64,063)	($1,316,482)	($211,681)	($1,137,308)
Non-controlling interest	—	(77)	27	(77)

Net income (loss) attributable to Stone Energy	($64,063)	($1,316,405)	($211,708)	($1,137,231)

STONE ENERGY CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net income (loss) as reported	($64,063)	($1,316,482)	($211,681)	($1,137,308)

Reconciling items:
Depreciation, depletion and amortization	73,317	102,204	259,639	288,384
Write-down of oil and gas properties	165,057	1,290,544	505,140	1,309,403
Goodwill impairment	—	465,985	—	465,985
Non-cash write-down of tubular inventory	944	—	9,398	—
Deferred income tax benefit	(62,638)	(466,004)	(143,386)	(370,921)
Accretion expense	8,132	5,025	33,016	17,392
Stock compensation expense	1,552	2,119	5,944	8,405
Other	3,357	(558)	6,713	(3,950)

Discretionary cash flow	125,658	82,833	464,783	577,390

Changes in current income taxes	34,135	5,604	66,185	(87,110)
Unwinding of derivative contracts	(35,095)	—	—	—
Settlement of asset retirement obligations	(5,386)	(7,040)	(66,780)	(49,242)
Investment in put contracts	—	—	—	(1,914)
Other working capital changes	15,557	(46,117)	43,599	83,354

Net cash provided by operating activities	$134,869	$35,280	$507,787	$522,478

STONE ENERGY CORPORATION
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	December 31,
	2009	2008
Assets

Current assets:
Cash and cash equivalents	$69,293	$68,137
Accounts receivable	118,129	151,641
Fair value of hedging contracts	16,223	136,072
Deferred tax asset	14,571	—
Current income tax receivable	—	31,183
Inventory	8,717	35,675
Other current assets	814	1,413

Total current assets	227,747	424,121

Oil and gas properties — United States:
Proved, net	856,467	1,130,583
Unevaluated	329,242	493,738
Building and land, net	5,723	5,615
Fair value of hedging contracts	1,771	—
Fixed assets, net	4,084	5,326
Other assets, net	29,208	46,620

Total assets	$1,454,242	$2,106,003

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable to vendors	$66,863	$144,016
Undistributed oil and gas proceeds	15,280	37,882
Asset retirement obligations	30,515	70,709
Deferred taxes	—	32,416
Fair value of hedging contracts	34,859	—
Current income taxes payable	11,110	—
Other current liabilities	42,983	15,759

Total current liabilities	201,610	300,782

Bank debt	175,000	425,000
8 1/4% Senior Subordinated Notes due 2011	200,000	200,000
6 3/4% Senior Subordinated Notes due 2014	200,000	200,000
Deferred taxes	44,528	193,924
Fair value of hedging contracts	7,721	1,221
Asset retirement obligations	265,021	186,146
Other long-term liabilities	18,412	11,751

Total liabilities	1,112,292	1,518,824

Common stock	475	394
Treasury stock	(860)	(860)
Additional paid-in capital	1,324,410	1,257,633
Accumulated deficit	(966,695)	(754,987)
Accumulated other comprehensive income (loss)	(15,380)	84,912

Total Stone Energy Corporation stockholders’ equity	341,950	587,092

Non-controlling interest	—	87

Total stockholders’ equity	341,950	587,179

Total liabilities and stockholders’ equity	$1,454,242	$2,106,003